UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*


                          Peoples Financial Corporation
                                (Name of Issuer)


                        Common shares, without par value
                         (Title of Class of Securities)


                                   71103A 10 0
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x  ]    Rule 13d-1(b)
         [   ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------
CUSIP No. 71103A 10 0                13G
          -----------
----------------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Peoples Financial Corporation Employee Stock Ownership Plan

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)


           (b)    [X]

--------------------------------------------------------------------------------
    3      SEC USE ONLY



--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Ohio

--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    -0-
        NUMBER OF             --------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     -0-
         BY EACH              --------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    -0-
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    65,857

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           65,857

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.2%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           EP

--------------------------------------------------------------------------------

----------------------------------------
CUSIP No. 71103A 10 0                13G
          -----------
----------------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           United National Bank & Trust Company

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)


           (b)    [X]

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                     53,457
        NUMBER OF             --------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     -0-
         BY EACH              --------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    -0-
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    65,857

                              --------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           106,419

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.4%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           BK
--------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  Peoples Financial Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  211 Lincoln Way East
                  Massillon, OH  44646

Item 2(a).        Name of Persons Filing:

                  United National Bank & Trust Company

                  Peoples Financial Corporation Employee Stock Ownership Plan

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  United National Bank & Trust Company
                  P.O. Box 24190
                  Canton, OH  44701

                  Peoples Financial Corporation Employee Stock Ownership Plan United National Bank & Trust Company, Trustee
                  P.O. Box 24190
                  Canton, OH  44701

Item 2(c).        Citizenship:

                  United National Bank & Trust Company
                    Organized under the laws of the United States

                  Peoples Financial Corporation Employee Stock Ownership Plan:
                    Organized in Ohio

Item 2(d).        Title and Class of Securities:

                  Common shares, without par value

Item 2(e).        CUSIP Number:

                  71103A 10 0

Item 3.          If this statement is filed pursuant to Rules 13d-1(b), or 13d-2
                 (b) or (c), check whether the person filing is a:

                 (a)  [ ]   Broker or Dealer registered under Section 15 of  the
                            Act (15 U.S.C.78o).

                 (b)  [x]   Bank as  defined in  section 3(a)(6) of  the Act (15
                            U.S.C.78c).

                 (c)  [ ]   Insurance Company as defined in  section 3(a)(19) of
                            the Act (15 U.S.C.78c).

                 (d)  [ ]   Investment Company registered under section 8 of the
                            Investment Company Act of 1940 (15 U.S.C. 80a-8).

                 (e)  [ ]   An  investment adviser in  accordance  with  Section
                            240.13d-1(b)(1)(ii)(E).

                 (f)  [x]   An  employee  benefit  plan  or  endowment  fund  in
                            accordance with Section 240.13d-1(b)(1)(ii)(F).

                 (g)  [ ]   A  parent  holding  company  or  control  person  in
                            accordance with Section 240.13d-1(b)(1)(ii)(G).

                 (h)  [ ]   A  savings  association  as defined in Section 13(b)
                            of the Federal Deposit Insurance Act(12 U.S.C.1813).

                 (i)  [ ]   A church plan that is excluded  from the  definition
                            of  an  Investment Company  under  Section  3(c)(14)
                            of the Investment  Company  Act  of  1940
                            (15 U.S.C. 80a-3).

                 (j)  [ ]   A group, in accordance with Section
                            240.13d-1(b)(1)(ii)(J).

Item 4.           Ownership:


                  United National Bank & Trust Company
                  ------------------------------------

                  (a)      Amount Beneficially Owned:
                           106,419

                  (b)      Percent of Class:
                           8.4%

                  (c)     Number of shares as to which such person has:

                          (i)      sole power to vote or to direct the vote:
                                   53,457

                          (ii)     shared power to vote or to direct the vote:
                                   -0-

                          (iii) sole power to dispose or to direct the disposition of:
                                   -0-

                          (iv) shared power to dispose or to direct the disposition of:
                                   65,857

                  Peoples Financial Corporation Employee Stock Ownership Plan
                  -----------------------------------------------------------

                  (a)      Amount Beneficially Owned:
                           65,857

                  (b)      Percent of Class:
                           5.2%

                  (c)      Number of Shares as to which such person has:

                           (i)     sole power to vote or to direct the vote:
                                   -0-

                           (ii)    shared power to vote or to direct the vote:
                                   -0-

                           (iii) sole power to dispose or to direct the disposition of:
                                   -0-

                           (iv) shared power to dispose or to direct the disposition of:
                                   65,857

                  There are 65,857 common shares owned by the Peoples Financial Corporation Employee Stock Ownership Plan (the "Plan"). United National Bank & Trust Company is the Trustee of the Plan. Under the terms of the Plan and the Trust Agreement, the Trustee votes all of the shares allocated to the accounts of participants as directed by the participants to whose accounts such shares have been allocated. With respect to unallocated shares or allocated shares with respect to which no instructions have been received, the Plan provides that the Trustee shall vote such shares in the Trustee's discretion. As of December 31, 1999, 52,962 of the shares had been allocated to Plan participants. The Plan was terminated effective September 30, 1999, but the Trust
                  continues   to  hold  the   shares   until  it   receives  a
                  determination letter from the Internal Revenue Service.

                  Although the Trustee has general authority to sell assets, because the Plan provides that the Trustee is to invest primarily in shares of the issuer, the authority to dispose of such shares is limited by the Plan.

                  United National Bank & Trust Company is also the Trustee for the Peoples Financial Corporation Recognition and Retention Plan and Trust (the "RRP"), which held 40,562 shares at December 31, 1999. Pursuant to the terms of the RRP, the Trustee has voting but not dispositive power over the shares held in the RRP.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Inapplicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable

Item 8.           Identification and Classification of Members of the Group:

                  United National Bank & Trust Company, a Bank as defined in
                  Section 3(a)(6) of the Act

                  Peoples Financial Corporation Employee Stock Ownership Plan, an Employee Benefit Plan

Item 9.           Notice of Dissolution of Group:

                  Inapplicable

Item 10.          Certification:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            UNITED NATIONAL BANK & TRUST
                                            COMPANY


1-20-00                                     By /s/ Richard J. Reiland Jr.
-------                                        --------------------------
Date                                           Richard J. Reiland Jr.
                                               ----------------------
                                                 its Trust Officer


                                             PEOPLES FINANCIAL CORPORATION
                                             EMPLOYEE STOCK OWNERSHIP PLAN


                                             By United National Bank & Trust
                                                Company, Trustee


1-20-00                                     By /s/ Richard J. Reiland Jr.
-------                                        --------------------------
Date                                           Richard J. Reiland Jr.
                                               ----------------------
                                                 its Trust Officer

                                    EXHIBIT A

                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G



         The undersigned hereby agree that the Schedule 13G being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the common shares of Peoples Financial Corporation, an Ohio corporation, shall be, and is, filed on behalf of each of the undersigned.




                                            UNITED NATIONAL BANK & TRUST
                                            COMPANY



1-20-00                                     By /s/ Richard J. Reiland Jr.
-------                                        --------------------------
Date                                           Richard J. Reiland Jr.
                                               ----------------------
                                                  its Trust Officer


                                            PEOPLES FINANCIAL CORPORATION
                                            EMPLOYEE STOCK OWNERSHIP PLAN

                                            By United National Bank & Trust
                                               Company, Trustee



1-20-00                                     By /s/ Richard J. Reiland Jr.
-------                                        --------------------------
Date                                           Richard J. Reiland Jr.
                                               ----------------------
                                                  its Trust Officer